CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Performance Securities due 2019	$3,592,480	$462.71

Pricing Supplement No. 1,582 Registration Statement No. 333-178081 Dated September 26, 2014 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $3,592,480 Trigger Performance Securities
Linked to a European Select Sector Index Basket Consisting of Four EURO STOXX® Supersector Indices due September 30, 2019
Principal at Risk Securities
Investment Description
These Trigger Performance Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley with returns linked to the performance of an equally weighted basket of four indices (the “Basket”) consisting of the EURO STOXX® Automobiles & Parts Index (the “SXAE Index”), the EURO STOXX® Banks Index (the “SX7E Index”), the EURO STOXX® Oil & Gas Index (the “SXEE Index”) and the EURO STOXX® Utilities Index (the “SX6E Index”), each of which we refer to as a “Basket Index” and together as the “Basket Indices.”  If the Basket Return is greater than zero, Morgan Stanley will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by (iii) the Participation Rate of 203.50%. If the Basket Return is less than or equal to zero, Morgan Stanley will either pay the full Principal Amount at maturity, or, if the Final Basket Level is less than the Trigger Level, Morgan Stanley will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return.  These long-dated Securities are for investors who seek an opportunity to earn a return based on the performance of the Basket Indices and who are willing to risk a loss on their principal and forgo current income in exchange for the Participation Rate feature and the contingent repayment of principal, which applies only if the Final Basket Level is not less than the Trigger Level, each as applicable at maturity.  Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.  The contingent repayment of principal applies only if you hold the Securities to maturity.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates
❑   Participation in Positive Basket Returns: If the Basket Return is greater than zero, Morgan Stanley will pay the Principal Amount at maturity plus pay a return equal to the Basket Return multiplied by the Participation Rate.  If the Basket Return is less than zero, investors may be exposed to the negative Basket Return at maturity.
❑   Contingent Repayment of Principal at Maturity:  If the Basket Return is equal to or less than zero and the Final Basket Level is not less than the Trigger Level, Morgan Stanley will pay the Principal Amount at maturity. However, if the Final Basket Level is less than the Trigger Level, Morgan Stanley will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. The contingent repayment of principal applies only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.
	Trade Date Settlement Date Final Valuation Date* Maturity Date*	September 26, 2014 September 30, 2014 September 24, 2019 September 30, 2019

* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE MORGAN STANLEY TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET INDICES AND THE BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
Morgan Stanley is offering Trigger Performance Securities linked to a basket consisting of four EURO STOXX® Supersector indices.  The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Basket Indices	Weighting	Initial Basket Level	Participation Rate	Trigger Level	CUSIP	ISIN
EURO STOXX® Automobiles & Parts Index	25.00%	100	203.50%	75, which is 75% of the Initial Basket Level	61758S583	US61758S5837
EURO STOXX® Banks Index	25.00%
EURO STOXX® Oil & Gas Index	25.00%
EURO STOXX® Utilities Index	25.00%
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Estimated value on the Trade Date	$9.219 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.35	$9.65
Total	$3,592,480	$125,736.80	$3,466,743.20
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 33 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 32.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” on page 33 of this pricing supplement.
Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Performance Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10.  We estimate that the value of each Security on the Trade Date is $9.219.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Basket Indices.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Indices, instruments based on the Basket Indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Participation Rate and the Trigger Level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Basket Indices, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Basket Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

♦   You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦   You believe that the level of the Basket will appreciate over the term of the Securities, and you are willing to invest in the Securities based on the Participation Rate of 203.50%.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You seek an investment with returns based on the performance of companies located in the Eurozone and concentrated in the automobiles and parts, banking, oil and gas and utilities industrial sectors.

♦   You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

♦   You require an investment designed to provide a full return of principal at maturity.

♦   You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦   You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦   You would are unwilling to invest in the Securities based the Participation Rate of 203.50%.

♦   You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.
♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Basket Indices.

♦   You do not seek an investment with returns based on the performance of companies located in the Eurozone or concentrated in the automobiles and parts, banking, oil and gas and utilities industrial sectors.

♦   You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Final Terms			Investment Timeline
Issuer	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	5 years
Basket	Basket Index	Weighting
	EURO STOXX® Automobiles & Parts Index (the “SXAE Index”)	25.00%
	EURO STOXX® Banks Index (the “SX7E Index”)	25.00%
	EURO STOXX® Oil & Gas Index (the “SXEE Index”)	25.00%
	EURO STOXX® Utilities Index (the “SX6E Index”)	25.00%
Trigger Level	75, which is 75% of the Initial Basket Level
Participation Rate	203.50%
Payment at Maturity (per Security)
If the Basket Return is greater than zero, Morgan Stanley will pay you an amount calculated as follows:

$10 + [$10 × (Basket Return × Participation Rate)]

If the Basket Return is less than or equal to zero and the Final Basket Level is greater than or equal to the Trigger Level, Morgan Stanley will pay you a cash payment of:

$10 per Security

If the Final Basket Level is less than the Trigger Level, Morgan Stanley will pay you an amount calculated as follows:

$10 + ($10 × Basket Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Basket Return.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level
On the Final Valuation Date, the Final Basket Level is calculated as follows:
100 x [1 + (SXAE Index Return x 25.00%) + (SX7E Index Return x 25.00%) + (SXEE Index Return x 25.00%) + (SX6E Index Return x 25.00%)]
Each of the returns set forth in the formula above refers to the return of the relevant Basket Index, which represents the percentage change from the Initial Level for such Basket Index to the Final Level for such Basket Index.

Initial Level	As set forth in the following table:
	Basket Index	Initial Level
	SXAE Index	439.87
	SX7E Index	150.06
	SXEE Index	348.69
	SX6E Index	292.76
	The Initial Level for each Basket Index is the Initial Index Closing Level of such Basket Index on the Trade Date.
Final Level	With respect to each Basket Index, the Index Closing Level of such Basket Index on the Final Valuation Date.
Final Valuation Date	September 24, 2019, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.

CUSIP / ISIN	61758S583 / US61758S5837
Calculation Agent	Morgan Stanley & Co. LLC

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

♦
The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that Morgan Stanley is not necessarily obligated to repay any of the Principal Amount at maturity.  If the Final Basket Level is less than the Trigger Level (which is 75% of the Initial Basket Level), you will be exposed to the full negative Basket Return and the payout owed at maturity by Morgan Stanley will be an amount in cash that is at least 25% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the level of the Basket from the Initial Basket Level to the Final Basket Level. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦
You may incur a loss on your investment if you sell your Securities prior to maturity – The Trigger Level is observed on the Final Valuation Date and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Basket is above the Trigger Level at that time.

♦
The Participation Rate applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Basket’s return even if such return is positive. You can receive the full benefit of the Participation Rate from Morgan Stanley only if you hold your Securities to maturity.

♦
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities – You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

♦	The Securities do not pay interest – Morgan Stanley will not pay any interest with respect to the Securities over the term of the Securities.

♦
The market price of the Securities may be influenced by many unpredictable factors –  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the value of each of the Basket Indices at any time,

o	the volatility (frequency and magnitude of changes in value) of each of the Basket Indices,

o	the actual or expected positive or negative correlation among the Basket Indices, or the actual or expected absence of any such correlation,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Indices or stock markets generally and which may affect the Initial Levels and/or the Final Levels of the Basket Indices,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the values of the Basket Indices at the time of sale are at, below or moderately above their Initial Levels, and especially if they have declined significantly, or if market interest rates rise.  You cannot predict the future performance of the Basket Indices based on their historical performance.

♦
The amount payable on the Securities is not linked to the levels of the Basket Indices at any time other than the Final Valuation Date – The Final Basket Level will be based on the Index Closing Levels of the Basket Indices on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events.  Even if the levels of some or all of the Basket Indices appreciate prior to the Final Valuation Date but then drop by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the levels of the Basket Indices prior to such drop.  Although the actual levels of the Basket Indices on the stated Maturity

Date or at other times during the term of the Securities may be higher than their Index Closing Levels on the Final Valuation Date, the Payment at Maturity will be based solely on the Index Closing Levels of the Basket Indices on the Final Valuation Date as compared to their Initial Levels.

♦
Changes in the value of one of the Basket Indices may offset the value of the others.  Movements in the values of the Basket Indices may not correlate with each other.  At a time when the value of one or more Basket Indices increases, the value of the other Basket Indices may not increase as much, or may even decline in value.  Therefore, in calculating the Basket Return, increases in the value of one or more Basket Indices may be moderated, or wholly offset, by lesser increases or declines in the value of the other Basket Indices.  If the Final Basket Level is below the Trigger Level, you will receive at maturity an amount that is significantly less than the amount of your original investment in the Securities, and which could be zero.

♦
The equity securities composing each Basket Index are concentrated in a particular industrial sector – The equity securities composing each Basket Index have been issued by companies whose businesses are associated with the automobiles and parts, banking, oil and gas, and utilities industrial sectors, respectively.  Because the value of the Securities is determined by the performance of the Basket Indices, an investment in these Securities will be concentrated in these sectors.  As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sectors than a different investment linked to securities of a more broadly diversified group of issuers.

♦
The Securities are linked to the Basket Indices and are subject to risks associated with investments in securities linked to the value of foreign equity securities – The Securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Although the equity securities included in the Basket Indices are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦
Investing in the Securities is not equivalent to investing in the Basket Indices or the stocks composing the Basket Indices – Investing in the Securities is not equivalent to investing in the Basket Indices or the stocks that constitute the Basket Indices.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Basket Indices. Additionally, the Basket Indices are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute such index, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Basket Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time.  The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦
Adjustments to the Basket Indices could adversely affect the value of the Securities – The index publisher of the Basket Indices is responsible for calculating and maintaining the Basket Indices. The index publisher may add, delete or substitute the stocks constituting any Basket Index or make other methodological changes required by certain corporate events relating to the stocks constituting any Basket Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the relevant Basket Index.  The index publisher may discontinue or suspend calculation or publication of any Basket Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Basket Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Basket Indices and, consequently, the value of the Securities.

♦
The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities – One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities, including trading in the constituent stocks of the Basket Indices, in futures or options contracts on the Basket Indices or the constituent stocks of the Basket Indices, as well as in other instruments related to the Basket Indices.  MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Basket Indices, in futures or options contracts on the constituent stocks of the Basket Indices, as well as in other instruments related to the Basket Indices, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Levels of the Basket Indices, and, therefore, could have increased the levels at or above which the Basket Indices must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Index Closing Levels of the Basket Indices on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦
Potential conflict of interest – As Calculation Agent, MS & Co. has determined the Initial Levels, will determine the Final Levels, the Final Basket Level, the Basket Return and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Level in the event of a discontinuance of a Basket Index or a Market Disruption Event with respect to a Basket Index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Postponement of Final Valuation Date and Maturity Date,” “Discontinuance of Any Basket Index; Alteration of Method of Calculation” and “Calculation Agent and Calculations” below.  In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

♦
Uncertain Tax Treatment – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Basket Level is at or below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Initial Basket Level. We cannot predict the Final Basket Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities and reflect the Participation Rate of 203.50% and the following terms:

Investment term:	5 years
Initial Basket Level:	100
Trigger Level:	75 (75% of the Initial Basket Level)
Participation Rate:	203.50%

Example 1— The level of the Basket increases from an Initial Basket Level of 100 to a Final Basket Level of 110.  The Basket Return is greater than zero and expressed as a formula:

Basket Return = (110 - 100) / 100 = 10.00%
Payment at Maturity = $10 + [$10 × (10.00% × 203.50%)] = $12.035

Because the Basket Return is equal to 10.00%, the Payment at Maturity is equal to $12.035 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 20.35%.

Example 2— The Final Basket Level is equal to the Initial Basket Level of 100.  The Basket Return is zero and expressed as a formula:

Basket Return = (100 – 100) / 100 = 0.00%
Payment at Maturity = $10.00

Because the Basket Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security, resulting in a zero percent return on the Securities.

Example 3— The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 80.  The Basket Return is negative and expressed as a formula:

Basket Return = (80 - 100) / 100 = -20.00%
Payment at Maturity = $10.00

Because the Basket Return is less than zero, but the Final Basket Level is greater than or equal to the Trigger Level on the Final Valuation Date, Morgan Stanley will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 40.  The Basket Return is negative and expressed as a formula:

Basket Return = (40 - 100) / 100 = -60.00%
Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Basket Return is less than zero and the Final Basket Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Basket on the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4.00 per $10.00 Principal Amount of Securities, resulting in a total loss on the Securities of 60.00%.

If the Final Basket Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Basket, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Basket*	Performance of the Securities
Final Basket Level	Basket Return	Participation Rate	Payment at Maturity	Return on Securities Purchased at $10.00 (1)
200	100.00%	203.50%	$30.350	203.50%
190	90.00%	203.50%	$28.315	183.15%
180	80.00%	203.50%	$26.280	162.80%
170	70.00%	203.50%	$24.245	142.45%
160	60.00%	203.50%	$22.210	122.10%
150	50.00%	203.50%	$20.175	101.75%
140	40.00%	203.50%	$18.140	81.40%
130	30.00%	203.50%	$16.105	61.05%
120	20.00%	203.50%	$14.070	40.70%
110	10.00%	203.50%	$12.035	20.35%
100	0.00%	N/A	$10.000	0.00%
90	-10.00%	N/A	$10.000	0.00%
80	-20.00%	N/A	$10.000	0.00%
75	-25.00%	N/A	$10.000	0.00%
74	-26.00%	N/A	$7.400	-26.00%
70	-30.00%	N/A	$7.000	-30.00%
60	-40.00%	N/A	$6.000	-40.00%
50	-50.00%	N/A	$5.000	-50.00%
40	-60.00%	N/A	$4.000	-60.00%
30	-70.00%	N/A	$3.000	-70.00%
20	-80.00%	N/A	$2.000	-80.00%
10	-90.00%	N/A	$1.000	-90.00%
0	-100.00%	N/A	$0.000	-100.00%
*. The returns on the Basket Indices exclude cash dividend payments on stocks included in the Basket Indices.
(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

What are the tax consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter. Because a Security provides for the return of principal except where the Final Basket Level is at or below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding the possible application of FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to these instruments should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income.  If the Securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest and any payment made after December 31, 2016 of gross proceeds of the sale or exchange (including retirement) of the Securities.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The Basket

Historical Graph

The graph below illustrates the performance of the Basket from January 1, 2008 through September 26, 2014, assuming the Basket Indices are weighted as set forth on the cover hereof and that the level of the Basket on January 1, 2008 was 100. The graph is based on information from Bloomberg, and illustrates the effect of the offset and/or correlation among the Basket Indices during the same period.  You cannot predict the future performance of any of the Basket Indices or of the Basket as a whole, or whether the increase in the level of any Basket Index will be offset by the decrease in the level of the other Basket Indices, based on their historical performance.  Past performance of the Basket is not indicative of the future performance of the Basket.

The Basket Indices
Each Basket Index is a price return index denominated in euro, calculated, maintained and published by STOXX Limited.  The Basket Indices were created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of each Basket Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. Each Basket Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country, industrial sector and weight of each component included in the relevant Basket Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Basket Indices.

Composition of the Basket Indices

The Basket Indices are four of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization.  Each of the 19 EURO STOXX® Supersector indices contain the companies of the Eurozone subset of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.

The composition of each of the EURO STOXX® Supersector indices is reviewed quarterly, together with the STOXX® Europe 600 Index, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Basket Indices

The EURO STOXX® Supersector indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each EURO STOXX® Supersector index value at any time can be expressed as follows:

Index	=	free float market capitalization of the relevant EURO STOXX® Supersector Index divisor

The “free float market capitalization of the relevant EURO STOXX® Supersector index” is equal to the sum of the products of the price, number of shares and free float factor for each component stock as of the time the relevant EURO STOXX® Supersector index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the EURO STOXX® Supersector indices are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each EURO STOXX® Supersector Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)

DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase
C) Rights Offering
If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
In case the share increase is larger or equal to 100% (B / A ≥ 1) the adjustment of the shares and weightfactors are delayed until the new shares are listed.
adjusted price = (closing price * A + subscription price * B) / (A + B)
new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decrease	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decrease	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease
H) Repurchase Shares-Self-Tender
adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)
new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decrease	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase
● If rights are applicable after stock distribution (one action applicable to other)
adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase
● If stock distribution is applicable after rights (one action applicable to other)
adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]
new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increase
● Stock distribution and rights (neither action is applicable to the other)
adjusted price = [closing price * A + subscription price * C] / [A + B + C]
new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

License Agreement between STOXX Limited and Morgan Stanley.  STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the EURO STOXX® Automobiles & Parts Index, the EURO STOXX® Banks Index, the EURO STOXX® Oil & Gas Index and the EURO STOXX® Utilities Index, which are owned and published by STOXX Limited, in connection with the Securities.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this document:

The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited.  STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly.  STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the EURO STOXX® Automobiles & Parts Index, the EURO STOXX® Banks Index, the EURO STOXX® Oil & Gas Index and the EURO STOXX® Utilities Index, which are determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Securities.  STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating the EURO STOXX® Automobiles & Parts Index, the EURO STOXX® Banks Index, the EURO STOXX® Oil & Gas Index and the EURO STOXX® Utilities Index.  STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURO STOXX® AUTOMOBILES & PARTS INDEX, THE EURO STOXX® BANKS INDEX, THE EURO STOXX® OIL & GAS INDEX AND THE EURO STOXX® UTILITIES INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE EURO STOXX® AUTOMOBILES & PARTS INDEX, THE EURO STOXX® BANKS INDEX, THE EURO STOXX® OIL & GAS INDEX AND THE EURO STOXX® UTILITIES INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EURO STOXX® AUTOMOBILES & PARTS INDEX, THE EURO STOXX® BANKS INDEX, THE EURO STOXX® OIL & GAS INDEX AND THE EURO STOXX® UTILITIES INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“EURO STOXX® Automobiles & Parts Index,” “EURO STOXX® Banks Index,” “EURO STOXX® Oil & Gas Index,” “EURO STOXX® Utilities Index” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

The EURO STOXX® Automobiles & Parts Index
The EURO STOXX® Automobiles & Parts Index includes companies in the automobiles and parts supersector, which tracks companies engaged in the design, development, manufacture, marketing, lease and sale of motor vehicles (such as cars and motorcycles) and parts (such as engines and tires), as well as other related activities.  The EURO STOXX® Automobiles & Parts Index is reported by Bloomberg L.P. under the ticker symbol “SXAE.”

Historical Information

The following table sets forth the published high and low Index Closing Levels, as well as the end-of-quarter Index Closing Levels, of the EURO STOXX® Automobiles & Parts Index for each quarter in the period from January 1, 2008 through September 26, 2014.  The Index Closing Level of the EURO STOXX® Automobiles & Parts Index on September 26, 2014 was 439.87.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Index Closing Levels of the EURO STOXX® Automobiles & Parts Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX® Automobiles & Parts Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	354.71	273.07	304.63
4/1/2008	6/30/2008	316.71	248.18	249.23
7/1/2008	9/30/2008	274.67	230.01	254.12
10/1/2008	12/31/2008	388.50	171.16	198.38
1/1/2009	3/31/2009	216.80	144.81	168.64
4/1/2009	6/30/2009	231.13	171.98	212.99
7/1/2009	9/30/2009	254.67	193.14	226.07
10/1/2009	12/31/2009	250.69	217.34	232.62
1/1/2010	3/31/2010	241.73	197.28	227.46
4/1/2010	6/30/2010	260.58	217.34	244.05
7/1/2010	9/30/2010	287.03	234.57	285.18
10/1/2010	12/31/2010	351.72	271.55	332.13
1/1/2011	3/31/2011	362.59	297.26	325.76
4/1/2011	6/30/2011	364.63	316.06	364.63
7/1/2011	9/30/2011	372.28	234.26	240.00
10/1/2011	12/31/2011	293.54	216.83	249.78
1/1/2012	3/30/2012	343.01	249.78	320.01
4/1/2012	6/30/2012	325.36	254.20	270.13
7/1/2012	9/30/2012	316.68	270.13	293.47
10/1/2012	12/31/2012	338.55	291.08	337.94
1/1/2013	3/31/2013	360.76	334.16	334.16
4/1/2013	6/30/2013	383.00	306.11	352.79
7/1/2013	9/30/2013	428.25	354.52	420.59
10/1/2013	12/31/2013	460.57	417.00	459.50
1/1/2014	3/31/2014	496.94	445.20	495.98
4/1/2014	6/30/2014	511.03	470.97	490.48
7/1/2014	9/26/2014*	504.44	434.20	439.87
* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarter Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX® Automobiles & Parts Index from January 1, 2008 through September 26, 2014, based on information from Bloomberg. Past performance of the EURO STOXX® Automobiles & Parts Index is not indicative of the future performance of the EURO STOXX® Automobiles & Parts Index.

The EURO STOXX® Banks Index
The EURO STOXX® Banks Index includes companies in the banks supersector, which tracks companies engaged in a broad range of financial services, including retail banking, loans and money transmissions.  The EURO STOXX® Banks Index is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

Historical Information

The following table sets forth the published high and low Index Closing Levels, as well as the end-of-quarter Index Closing Levels, of the EURO STOXX® Banks Index for each quarter in the period from January 1, 2008 through September 26, 2014.  The Index Closing Level of the EURO STOXX® Banks Index on September 26, 2014 was 150.06.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Index Closing Levels of the EURO STOXX® Banks Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX® Banks Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	407.32	303.61	332.44
4/1/2008	6/30/2008	369.84	280.81	280.81
7/1/2008	9/30/2008	299.28	243.29	248.64
10/1/2008	12/31/2008	271.86	132.45	147.70
1/1/2009	3/31/2009	157.90	86.77	121.73
4/1/2009	6/30/2009	183.93	125.08	174.08
7/1/2009	9/30/2009	236.21	166.24	233.25
10/1/2009	12/31/2009	240.47	212.90	219.96
1/1/2010	3/31/2010	232.16	182.43	207.22
4/1/2010	6/30/2010	218.04	151.48	167.90
7/1/2010	9/30/2010	205.01	164.11	182.81
10/1/2010	12/31/2010	189.93	152.42	160.88
1/1/2011	3/31/2011	196.15	154.23	172.12
4/1/2011	6/30/2011	179.71	150.94	160.33
7/1/2011	9/30/2011	165.68	89.33	105.34
10/1/2011	12/31/2011	115.91	86.27	100.34
1/1/2012	3/30/2012	120.92	89.16	107.95
4/1/2012	6/30/2012	107.95	77.65	90.00
7/1/2012	9/30/2012	112.04	73.06	101.56
10/1/2012	12/31/2012	114.56	101.60	112.36
1/1/2013	3/31/2013	127.75	101.95	102.46
4/1/2013	6/30/2013	118.77	100.51	101.39
7/1/2013	9/30/2013	129.63	100.57	125.84
10/1/2013	12/31/2013	142.30	129.32	141.43
1/1/2014	3/31/2014	156.58	139.31	155.26
4/1/2014	6/30/2014	162.81	145.66	146.52
7/1/2014	9/26/2014*	154.60	135.67	150.06
* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarter Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX® Banks Index from January 1, 2008 through September 26, 2014, based on information from Bloomberg. Past performance of the EURO STOXX® Banks Index is not indicative of the future performance of the EURO STOXX® Banks Index.

The EURO STOXX® Oil & Gas Index
The EURO STOXX® Oil & Gas Index includes companies in the oil and gas supersector, which tracks companies engaged in a broad range of related activities including, among other things, exploration and production, refining, distribution and marketing, petrochemicals, power generation, renewable energy and trading.  The EURO STOXX® Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol “SXEE.”

Historical Information

The following table sets forth the published high and low Index Closing Levels, as well as the end-of-quarter Index Closing Levels, of the EURO STOXX® Oil & Gas Index for each quarter in the period from January 1, 2008 through September 26, 2014.  The Index Closing Level of the EURO STOXX® Oil & Gas Index on September 26, 2014 was 348.69.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Index Closing Levels of the EURO STOXX® Oil & Gas Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX® Oil & Gas Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	470.96	376.85	390.65
4/1/2008	6/30/2008	481.03	396.23	440.22
7/1/2008	9/30/2008	431.10	331.09	339.49
10/1/2008	12/31/2008	337.52	252.87	279.21
1/1/2009	3/31/2009	301.03	240.26	262.87
4/1/2009	6/30/2009	312.84	258.68	288.49
7/1/2009	9/30/2009	316.91	269.71	309.50
10/1/2009	12/31/2009	332.16	299.82	330.53
1/1/2010	3/31/2010	343.24	298.29	324.93
4/1/2010	6/30/2010	336.44	277.85	281.31
7/1/2010	9/30/2010	309.74	273.53	296.27
10/1/2010	12/31/2010	325.44	293.13	319.71
1/1/2011	3/31/2011	351.66	319.71	346.50
4/1/2011	6/30/2011	352.34	307.62	324.99
7/1/2011	9/30/2011	327.50	245.54	262.84
10/1/2011	12/31/2011	314.56	252.57	311.66
1/1/2012	3/30/2012	338.04	310.33	315.88
4/1/2012	6/30/2012	319.87	266.02	286.63
7/1/2012	9/30/2012	333.43	275.44	308.67
10/1/2012	12/31/2012	320.48	297.92	311.13
1/1/2013	3/31/2013	324.30	294.40	299.62
4/1/2013	6/30/2013	320.96	277.82	287.00
7/1/2013	9/30/2013	327.01	286.22	321.53
10/1/2013	12/31/2013	338.54	306.81	324.46
1/1/2014	3/31/2014	341.93	304.05	341.10
4/1/2014	6/30/2014	380.45	340.74	372.08
7/1/2014	9/26/2014*	376.30	334.58	348.69

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarter Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX® Oil & Gas Index from January 1, 2008 through September 26, 2014, based on information from Bloomberg. Past performance of the EURO STOXX® Oil & Gas Index is not indicative of the future performance of the EURO STOXX® Oil & Gas Index.

The EURO STOXX® Utilities Index
The EURO STOXX® Utilities Index includes companies in the utilities supersector, which tracks companies engaged in electricity generation and distribution, natural gas, renewable energy, water supply and water management, waste management, as well as other related activities.  The EURO STOXX® Utilities Index is reported by Bloomberg L.P. under the ticker symbol “SX6E.”

Historical Information

The following table sets forth the published high and low Index Closing Levels, as well as the end-of-quarter Index Closing Levels, of the EURO STOXX® Utilities Index for each quarter in the period from January 1, 2008 through September 26, 2014.  The Index Closing Level of the EURO STOXX® Utilities Index on September 26, 2014 was 292.76.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Index Closing Levels of the EURO STOXX® Utilities Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX® Utilities Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	652.11	518.12	530.97
4/1/2008	6/30/2008	586.82	527.34	534.16
7/1/2008	9/30/2008	539.18	427.57	456.04
10/1/2008	12/31/2008	458.51	335.05	394.41
1/1/2009	3/31/2009	413.24	289.52	311.54
4/1/2009	6/30/2009	357.99	310.18	339.59
7/1/2009	9/30/2009	392.68	314.33	390.17
10/1/2009	12/31/2009	393.92	357.75	391.16
1/1/2010	3/31/2010	395.60	351.87	378.30
4/1/2010	6/30/2010	388.94	308.98	308.98
7/1/2010	9/30/2010	340.90	305.00	324.25
10/1/2010	12/31/2010	343.87	317.73	333.50
1/1/2011	3/31/2011	364.13	323.38	345.16
4/1/2011	6/30/2011	355.10	309.35	321.70
7/1/2011	9/30/2011	324.30	226.68	262.04
10/1/2011	12/31/2011	279.17	234.08	250.75
1/1/2012	3/30/2012	263.18	240.94	254.10
4/1/2012	6/30/2012	254.20	204.66	233.23
7/1/2012	9/30/2012	255.58	205.79	238.16
10/1/2012	12/31/2012	248.41	216.68	228.64
1/1/2013	3/31/2013	233.50	212.40	218.50
4/1/2013	6/30/2013	236.67	208.52	215.46
7/1/2013	9/30/2013	242.95	208.42	239.43
10/1/2013	12/31/2013	256.19	240.16	249.63
1/1/2014	3/31/2014	283.70	245.15	282.96
4/1/2014	6/30/2014	301.24	272.83	295.92
7/1/2014	9/26/2014*	298.13	271.73	292.76
* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarter Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX® Utilities Index from January 1, 2008 through September 26, 2014, based on information from Bloomberg. Past performance of the EURO STOXX® Utilities Index is not indicative of the future performance of the EURO STOXX® Utilities Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t
“Index Closing Level” means, on any Index Business Day for a Basket Index, the closing value of the Basket Index, or any Successor Index (as defined under “—Discontinuance of Any Basket Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher.  In certain circumstances, the Index Closing Level will be based on the alternate calculation of the Basket Index as described under “—Discontinuance of Any Basket Index; Alteration of Method of Calculation.”

t
“Index Business Day” means a day, for each Basket Index separately, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Basket Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, with respect to any Basket Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)      (a)  a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Basket Index (or the Successor Index (as defined below under “—Discontinuance of Any Basket Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

(b)  a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)      a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in any Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Basket Index shall be based on a comparison of (x) the portion of the value of the Basket Index attributable to that security relative to (y) the overall value of the Basket Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on any Basket Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Basket Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to any Basket Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“Relevant Exchange” means, with respect to any Basket Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such Basket Index, or any Successor Index, and (ii) any futures or options contracts related to such Basket Index or to any security then included in such Basket Index.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day with respect to any Basket Index or if a Market Disruption Event with respect to any Basket Index occurs on such date, the Index Closing Level of any unaffected Basket Index will be determined on the scheduled Final Valuation Date, and the Index Closing Level solely with respect to any affected Basket Index will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred with respect to such affected Basket Index.  The Final Basket Level shall be determined on the date on which the Index Closing Value for each of the Basket Indices for the Final Valuation Date has been determined; provided that the Index Closing Level with respect to the Final Valuation Date for any Basket Index will not be determined on a date later than the fifth scheduled Index

Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the affected Basket Index on such date, the Calculation Agent will determine the Index Closing Level of the affected Basket Index on such date in accordance with the formula for calculating such Basket Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the affected Basket Index.

If the Final Valuation Date for any Basket Index is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed, by which day the Final Level for all of the Basket Indices will have been determined.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or
o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of Any Basket Index; Alteration of Method of Calculation

If the index publisher of the Basket Indices discontinues publication of any Basket Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Level of the Basket Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of any Basket Index prior to, and such discontinuance is continuing on, the Final Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Level of the affected Basket Index for each such date.  The Index Closing Level of the affected Basket Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Basket Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Final Valuation Date or date of acceleration of each security most recently constituting the Basket Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of any Basket Index may adversely affect the value of the Securities.

If at any time the method of calculating any Basket Index or Successor Index, or the value thereof, is changed in a material respect, or if any Basket Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level of such affected index and/or the Final Basket Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Level with reference to the Basket Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Basket Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Basket Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Levels, the Final Levels, the Final Basket Level, the Basket Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred with respect to any Basket Index.  See “—Discontinuance of Any Basket Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” in the accompanying prospectus supplement and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the constituent stocks of the Basket Indices and in futures or options contracts on the Basket Indices or the constituent stocks of the Basket Indices.  Such purchase activity could have increased the Initial Levels of the Basket Indices, and, therefore, could have increased the levels at or above which the Basket Indices must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Basket Indices, futures or options contracts on the Basket Indices or the constituent stocks of the Basket Indices, as well as other instruments related to the Basket Indices that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the levels of the Basket Indices, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest
We expect to deliver the Securities against payment therefor in New York, New York on September 30, 2014, which will be the second scheduled business day following the Trade Date.

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Basket Indices in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.